As filed with the Securities and Exchange Commission on September 19, 2003
Registration Statement No. 333-104834

_________________________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
AMENDMENT NO. 1
REGISTRATION STATEMENT
Under the Securities Act of 1933
Commission file number: 000-31457

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	5045 (Primary Standard Industrial Classification Code)	23-3048444 (I.R.S. Employer Identification No.)

9348 Basile Routhier, Montreal, Quebec, Canada. H2M 1T8

514-258-6441
 (Address, including zip code and telephone number of registrant's principal executive offices)

Paracorp Incorporated
15 East North Street

Dover, Delaware  19901

(Name, address, including zip code and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be Registered	Proposed Offering Price[1]	Proposed Aggregate Offering Price[1]	Amount of Registration Fee
Common Stock, no par value[2]	6,850,000	$0.10	$685,000	$63.02

1. Estimated solely for purposes of calculating the registration fee.

2. Represents common stock to be registered on behalf of selling shareholders.

SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.

6,850,000 common shares being registered on behalf of selling shareholders.

We will not receive any cash or other proceeds in connection with the sale of shares of common stock offered by the selling shareholders.

The selling shareholders may sell the shares as detailed in the section entitled "SELLING SHAREHOLDERS".

Each selling shareholder will be an underwriter under the U.S. Securities Act of 1933 (the "Securities Act").

Our common stock is not listed on any securities exchange nor quoted on any quotation system. We have prepared an application for quotation of our common stock on the NASD's OTC/BB, which will be filed upon the effectiveness of the Registration Statement of which this Prospectus is a part. Upon the effective date of the Registration Statement, we expect the NASD to consider our application for quotation of our common stock on the OTC/BB.

You should consider the Risk Factors we describe starting on Page 5 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dated September , 2003

TABLE OF CONTENTS
PROSPECTUS SUMMARY	5
ABOUT MILLENNIUM CAPITAL VENTURE HOLDINGS INC.	6
THE OFFERING	6
RISK FACTORS	7
WHERE YOU CAN FIND MORE INFORMATION	9
FORWARD LOOKING STATEMENTS	9
SALES OF SECURITIES BY SELLING SHAREHOLDERS	9
DETERMINATION OF OFFERING PRICE	10
SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION	10
LEGAL PROCEEDINGS	13
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
DESCRIPTION OF CAPITAL STOCK	15
INTERESTS OF NAMED EXPERTS & COUNSEL	15
DESCRIPTION OF BUSINESS	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.	26
DESCRIPTION OF PROPERTY	29
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	29
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	29
EXECUTIVE COMPENSATION	30
LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION	31
EXPERTS	31
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	31
LEGAL OPINION	32
FINANCIAL STATEMENTS	F1 - F12
INDEMNIFICATION OF DIRECTORS AND OFFICERS	34
RECENT SALES OF UNREGISTERED SECURITIES	34
EXHIBITS AND REPORTS ON FORM 8-K	36
UNDERTAKINGS	36
SIGNATURES	38

3 to 4

SUBJECT TO COMPLETION

PROSPECTUS SUMMARY

The following summary contains basic information about this offering of shares of common stock of Millennium Capital Venture Holdings Inc. (referred to herein as "Millennium", "the Company", "we", "our" and similar terms). It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.

Summary of Financial Data

Summary Condensed Consolidated Financial Data

      You should consider our consolidated financial information set forth below together with the more detailed consolidated financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

MILLENNIUM CAPITAL VENTURE HOLDINGS INC. AND SUBSIDIARY

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

ASSETS	June 30, 2003 Unaudited		December 31, 2002 Audited
Current assets
Cash	$14,324	$	---
Accounts and loans receivable	27,838		---

Intangible assets (Goodwill and development costs)	43,216		---
Office equipment	179

Total assets	$85,557	$	---

LIABILITIES AND STOCKHOLDERS' EQUITY

Total liabilities	$89,497		$20,984
Total stockholders' equity	(3,940)		(20,984)

Total liabilities and stockholders' equity	$85,557	$	---

SUMMARY CONDENSED CONSOLODATED STATEMENTS OF INCOME INFORMATION

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2003	2002	2002	2001

Income	$-	$-	$-	-

Total Expenses	25,456	106,451	120,894	-

Provision for income taxes	-	-	30	30

Net (Loss)	$(25,456)	$(106,451)	$(120,924)	$(30)

Net (Loss) per Common Share	$(0.003)	$(0.02)	$(0.021)	$(0.0001)

Weighted Average Number of Common Shares Used in Calculation	6,770,166	5,453,039	5,728,767	5,000,000

ABOUT MILLENNIUM CAPITAL VENTURE HOLDINGS INC.

At present, Millennium's only asset is the ownership of an operating subsidiary, Mada Multimedia Inc., a private Quebec corporation ("Mada"). On March 24, 2003, Millennium acquired all of the issued and outstanding shares of Mada, which specializes in the conception, production and marketing of multimedia applications in the financial education sector. These applications have been designed mainly for educational purposes; however, Mada has also designed these applications to have some entertainment aspects. The outstanding shares of Mada Multimedia were acquired from its founder and sole shareholder, Mr. Mario Drolet, who is the President of Mada. Millennium's current operations are limited to the ownership and management of Mada.

No public market for Millennium's common stock currently exists.

Millennium will need to raise additional capital to meet its operating expenses and the operating expenses of Mada to be able to grow Mada's business operations. Millennium intends to raise funds from shareholders and other private investors in order to meet its operating expenses for the next twelve months. Our largest shareholder, Mr. Bruno Desmarais, has indicated that he is willing and able, if necessary, to inject $50,000 of capital into Millennium, which will be used to launch the initial product of Millennium's wholly-owned subsidiary, Mada Multimedia. Also, Millennium has attracted the interests of several potential investors that have expressed an interest in purchasing an equity position in Millennium. There is no assurance at this time that Millennium will be able to raise sufficient funds to meet its operating expenses or to grow its business operations to the point that it reaches profitability. Millennium's principal executive offices are located at 9348 Basile Routhier, Montreal, Quebec, Canada. H2M 1T8 and the telephone number at that location is (514) 258-6441.

THE OFFERING
Resales by selling shareholders

We are registering 6,850,000 shares of common stock on behalf of the selling shareholders. We will not receive any cash or other proceeds from the selling shareholders' sale of their common shares. We are not selling any common shares on behalf of selling shareholders. See "SELLING SHAREHOLDERS."

Common Shares Currently Outstanding	6,850,000

Percent of Outstanding Common Shares Offered by Selling Shareholders	100%
Millennium Common Stock	There currently is no trading of the Millennium common stock offered under this Registration Statement. See "MILLENNIUM COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" below.
Risk Factors

An investment in Millennium has material risks, such as uncertainty of future financial results, liquidity dependent on additional capital and debt financing, and risks related to our operations. See "RISK FACTORS".

Transfer Agent	Our transfer agent is: Holladay Stock Transfer Company, Inc. 2939 North 67th Place Scottsdale, Arizona 85251

RISK FACTORS

The following is a summary of the material risks relating to Millennium. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATING TO OUR BUSINESS:

Our business plan and revenue generating model is still unproven and effects our ability to raise money

At present Millennium, through its wholly owned subsidiary, is in the business of developing, producing and marketing multimedia applications in the financial education sector. Millennium plans to achieve market penetration and market share through increased marketing and sales activity. However, Millennium will need to raise capital in order to achieve these objectives. Millennium expects it will be difficult to raise funds due to its lack of history of profits and lack of substantial assets. Millennium expects that it will need a total of $500,000 to be able to fully implement its business plan. We currently have insufficient capital necessary to expand our business operations from which Millennium may realize additional revenue. Management believes that in order to grow Millennium's business that it must do so through increased sales and marketing efforts, which requires additional cash. Any additional sources of cash will most likely be raised through the issuance of additional stock or additional indebtedness. The issuance of additional stock could result in dilution, as discussed below. The issuance of additional indebtedness could hamper our ability to generate net profits, depending on the repayment terms and other factors that determine the overall cost of such indebtedness. Moreover, even if we had sufficient financing to undertake these activities, there is no guarantee that we will be able to expand our business sufficiently to achieve profitability.

We have not generated any profits in our prior history

We have incurred losses and anticipate continued losses in the future. As of December 31, 2002 Millennium and Mada had a consolidated accumulated deficit of ($20,984). As of December 31, 2001, Mada had an accumulated deficit of ($41,153). Prior to the acquisition of Mada in March 2003, Millennium was a shell corporation with no history of operations. We have not yet achieved profitability and expect to continue to incur net losses until we recognize sufficient revenues from the operations of Mada. See, "Management's Discussion and Analysis or Plan of Operation - General" for a more detailed discussion regarding our historical cash flows.

Dilution of Shareholder in the Event of a Financing through Stock Sales

Part of our business plan is to increase our working capital through the issuance of additional shares of our stock. The increased sales and marketing activities that are necessary to grow the operations of Mada will most likely require the issuance of Millennium's stock as consideration for additional working capital. If any such financing opportunities are located, a significant number of shares could be issued and as a result dilute the respective percentage ownership of all investors that own shares of Millennium at that time.

We currently do not generate any revenues from operations to cover expenses.

Millennium currently does not realize sufficient revenues from the operations of Mada to cover operating expenses, and we currently cannot anticipate when we will commence generating revenues from operations sufficient to cover our administrative expenses and sustain planned growth. There is no assurance that Millennium can successfully raise such additional funds to cover its operating expenses until the operations of Mada generates revenues to meet such expenses.

We cannot give any assurance that success in raising capital will result in success of operations and a return on any investor's investment

Even if we are successful in locating suitable sources of working capital, it is still possible that the investors will not receive amounts equal to their investment in Millennium. Given the substantial risk of thinly capitalized corporations, such as ours, it is very possible that the market value of our stock will not provide an investor with the ability to either recoup his or her investment capital or a return on his or her investment. This may be due to various factors, including failure of our business plan or a partial failure by not generating sufficient profits or general stock market or economic conditions. No investment should be made by a person who is not in a position to lose the entire amount of their investment.

Our stock currently does not trade on any public markets and hence any investment in our stock is illiquid

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. We have prepared an application for quotation of our common stock on the NASD's OTC/BB, which will be filed upon the effectiveness of this Registration Statement. The lack of a public market means that a purchaser of our common stock does not have a means to liquidate his or her investment in the Company.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Millennium's common stock will be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Information regarding rules pertaining to "penny stock" is provided later in this prospectus under the heading "Common Equity & Related Stockholder Matters". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities. The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver standardized risk disclosure documents prepared by the SEC that provide information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.

Our auditors' report states that they have substantial doubts about our ability to continue as a going concern.

Our auditors, Grant Thornton LLP, state in their audit report, which is part of the financial statements filed with this Registration Statement, that there is substantial doubt about our ability to continue as a going concern. This doubt has arisen due to the fact that we have no established source of revenue and have not commenced any commercial operations. Although we plan to establish revenues and commercial operations, these plans are subject to the risk factors discussed above and thus there is no assurance that they can be achieved and that the substantial doubt of our ability to continue as a going concern can be overcome.

Our largest shareholder's proposed sale of his shares in the company could result in a change in control of the company.

Our largest shareholder, Mr. Bruno Desmarias, who owns 73% of Millennium's total issued and outstanding shares, as a result of this Registration Statement, could sell all but of his 5,000,000 shares of Millennium's common stock. Such sale could result in a change of control of Millennium as the proposed sale of shares would represent 43.9% of Millennium's total issued and outstanding shares. If one person or entity were to acquire most of such shares, such person or entity would be Millennium's largest shareholder and could control the election of members to Millennium's Board of Directors and thus control Millennium's operations.

WHERE YOU CAN FIND MORE INFORMATION

Millennium files with the Securities and Exchange Commission periodic and current reports under Rule 13 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"), including quarterly reports on Form 10-QSB and annual reports on Form 10-KSB. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site that contains information we file electronically with the Securities and Exchange Commission, which you access over the Internet at http://www.sec.gov. This site also contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

FORWARD LOOKING STATEMENTS

This Registration Statement includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, the prospectus supplement, any pricing supplement and our other filings with the Securities and Exchange Commission.

These risks and uncertainties could cause actual results or events to differ materially from anticipated or historical results. You can identify forward-looking statements by our use of words like "anticipate", "believe", "budget", "estimate", "expect", "forecast", "intend", "may", "plan", "predict," "project", "should", "could" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, whether as a result of new information, future events or otherwise.

SALES OF SECURITIES BY SELLING SHAREHOLDERS

The securities of the selling shareholders offered pursuant to this Registration Statement and this prospectus are for the benefit of the selling shareholders. We are not selling common stock on behalf of the selling shareholders. Millennium will not share in or receive any part of the proceeds realized on the sale of any of the 6,850,000 shares offered by the selling shareholders.

Broker-dealers may purchase shares directly from a selling stockholder or sell shares to someone else on behalf of a selling shareholder. Broker-dealers may charge commissions to both selling stockholders selling common stock, and purchasers buying shares sold by a selling stockholder. If a broker buys shares directly from a selling stockholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the selling stockholder for the resale. To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. We will also file a post-effective amendment to the registration statement to amend the prospectus to disclose pledges, donees, transferees and other successors in interest. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock" for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

- that a broker or dealer approve a person's account for transactions in penny stocks; and

- the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

o obtain financial information and investment experience objectives of the person; and

- make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

- sets forth the basis on which the broker or dealer made the suitability determination; and

-that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DETERMINATION OF OFFERING PRICE

The offering price is presently unknown. There currently is no market for shares of Millennium's common stock. Upon the effectiveness of this registration statement, Millennium will apply for approval for its shares of common stock to be quoted on the OTC/Bulletin Board quotation system. While Millennium's management is confident that Millennium will be quoted on the OTC/Bulletin Board, there is no assurance that Millennium be successful in its application. In either event, it is anticipated that each sale of the stock registered under this registration statement will be determined by the respective selling shareholder at the time of such sale and that any then-current market factors, such as liquidity and price offered, will have a significant determining affect in the price of the stock.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The selling shareholders may sell their common stock in one or more transactions, which may include "block" transactions in the OTC/BB market, in negotiated transactions in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the common stock directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of the common shares for whom they may act as agent. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of the common shares will be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any discount or commission received by them might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Millennium is not aware of any current or future plans, proposals arrangements or understandings by any selling shareholders that are corporations, partnerships or other legal entities to distribute their shares to their respective outstanding shareholders or partners.

We are not aware of any plans, arrangements or understandings by any selling shareholders to sell their shares to any particular individual(s) or to use such shares to satisfy contractual obligations.

Millennium will receive no portion of the proceeds from the sale of the shares by the selling shareholders. We will pay the registration fees associated with this Registration Statement. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be paid by the selling shareholders.

This offering by selling shareholders will remain outstanding until all common shares are sold or until terminated by the selling shareholders. On behalf of the selling shareholders, we are registering 6,850,000 shares of common stock currently outstanding. The percentage owned prior to and after the offering reflects all of the then-outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders.

Following is a list of selling shareholders whose shares are being registered and offered by this Registration Statement, which list includes each selling shareholder's name, any position or material relationship with Millennium or any of its predecessors or affiliates during the past 3 years, the amount of securities owned by each selling shareholder prior to the offering, the amount to be offered for the selling shareholder account and the amount and percentage of the class to be owned after the offering is complete, if more than 1%. None of the selling shareholders are broker-dealers or affiliates of broker dealers.
Name	Position or Relationship to Millennium Corporation (last 3 years)	# of Shares owned prior to Offering	# of Shares Offered by Selling Shareholder	# of Shares Owned after Offering	% of Class Owned after the Offering
Beaudin, Benoit	--	135,649	135,649	-0-	-0-
Bellefeuille, Marie	--	72,834	72,834	-0-	-0-
Bellemare Lamoureux, Carole	--	20,000	20,000	-0-	-0-
Choquet, Sebastien	--	20,000	20,000	-0-	-0-
Clement, Jean	--	20,000	20,000	-0-	-0-
Cossette, Claude	--	20,000	20,000	-0-	-0-
Coupal, Danielle	--	20,000	20,000	-0-	-0-
Demers, Sylvain	--	20,000	20,000	-0-	-0-
Desmarais, Anne Marie	--	20,000	20,000	-0-	-0-
Desmarais, Bruno	President, Secretary and Treasurer and Member of the Board of Directors	5,000,000	5,000,000	-0-	-0-
Desmarais, Dominique	--	30,000	30,000	-0-	-0-
Desmarais, Jean Francois	--	20,000	20,000	-0-	-0-
Desmarais, Michel	--	60,000	60,000	-0-	-0-
Doyon, Stephane	--	20,000	20,000	-0-	-0-
Durand, Magali	--	20,000	20,000	-0-	-0-
Fyfe, Carole	--	20,000	20,000	-0-	-0-
Fyfe, Paul	--	20,000	20,000	-0-	-0-
Fyfe, Suzanne	--	20,000	20,000	-0-	-0-
Gariepy, Martine	--	20,000	20,000	-0-	-0-
Gauthier, Josee	--	20,000	20,000	-0-	-0-
Guerin, Pierrette	--	20,000	20,000	-0-	-0-
Lachance, Sylvain	--	20,000	20,000	-0-	-0-
LaPointe, Annie(1)	--	20,000	20,000	-0-	-0-
LaPointe, Marie Eve(1)	--	20,000	20,000	-0-	-0-
Lapointe, Nil	Member of the Board of Directors	169,980	169,980	-0-	-0-
LaPointe, Pascale	--	20,000	20,000	-0-	-0-
Lawler, W. Scott	Legal counsel to Millennium	150,000	150,000	-0-	-0-
LeFebvre, Gilles	--	20,000	20,000	-0-	-0-
Legendre, Louise	--	60,000	60,000	-0-	-0-
LeLaHel, Fiducie	--	20,000	20,000	-0-	-0-
Mahbeer, Dennis	--	20,000	20,000	-0-	-0-
McGowan, Jacqueline	--	20,000	20,000	-0-	-0-
Messier, Francois	--	20,000	20,000	-0-	-0-
Paulo, Fatima	--	20,000	20,000	-0-	-0-
Rochette, Sophie	--	20,000	20,000	-0-	-0-
St. Arnaud, Andre	Member of the Board of Directors	116,000	116,000	-0-	-0-
St. Arnaud, Christian(2)	--	78,097	78,097	-0-	-0-
St. Arnaud, Sylvain(2)	--	20,000	20,000	-0-	-0-
St. Julien, Richard	Legal counsel to Millennium	150,000	150,000	-0-	-0-
Verret, Fabien	--	20,000	20,000	-0-	-0-
Versaille, Therese	--	40,000	40,000	-0-	-0-
Vidal, Normand	--	207,440	207,440	-0-	-0-

  Minor daughter of one of the members of our Board of Directors, Mr. Nil LaPointe.

  Minor son of one of the members of our Board of Directors, Mr. Andre St. Arnaud

11 to 12

LEGAL PROCEEDINGS

Millennium is not involved in any legal proceedings as of the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of all directors and executive officers of Millennium as of December 31, 2002, indicating all positions and offices with Millennium held by each such person:
Name	Age	Title and Position Held
Mario Drolet	42	President/Secretary/Treasurer, Member of the Board of Directors of Millennium & President of Mada Multimedia Inc., a wholly owned subsidiary of Millennium.
Nil Lapointe	50	Member of the Board of Directors
Andre St. Arnaud	50	Member of the Board of Directors

The members of Millennium's Board of Directors are elected by the holders of Millennium's common stock. Cumulative voting for directors is not permitted. Millennium's Board of Directors has resolved to give notice of and hold Millennium's Annual Shareholders' Meeting on November 1, 2003. Notice of such Annual Shareholder's Meeting will be given in accordance with applicable state law and will be accompanies by a proxy statement from management which will be filed with the Securities and Exchange Commission. The term of office of directors of Millennium ends at the next annual meeting of Millennium's shareholders or when their successors are elected and qualified. The annual meeting of shareholders is specified in Millennium's bylaws to be held on the third Thursday of May or such other date as designated from time to time by the Board of Directors. The term of office of each officer of Millennium ends at the next annual meeting of our Board of Directors, expected to take place immediately after the next annual meeting of shareholders, or when his successor is elected and qualifies. No organization by which any officer or director previously has been employed is an affiliate, parent, or subsidiary of Millennium.

Mario Drolet, has worked as a financial communications consultant for the last 2 years for Enigma Communication. On June 10, 2003, Mr. Drolet was named the President and Secretary Treasurer of Millennium and a member of its Board of Directors. Mr. Drolet has been the President of Mada since its inception on December 11, 1997. From October 2000 to March 2001, Mr. Drolet was an independent trader at The Jitney Group. From April 2001 to October 2001, Mr. Drolet served as a consultant for Paradox Public Relations, with the principal responsibility of searching for Paradox's investor relations program. From January 2000 to October 2000, Mr. Drolet was the Training Director for The Jitney Group. From 1993 to 2000, Mr. Drolet was a Chief-Trader for CIBC World Markets, Montreal. Mr. Drolet earned a degree in Political Science from the University of Montreal. Currently, Mr. Drolet is not registered in Canada, the US or in Europe as a broker-dealer and he is not licensed to trade in securities for the accounts of others. He is currently taking a course to become registered as a broker-dealer in the Province of Quebec. Mr. Drolet has spent many years teaching various courses on the stock market to brokers and financial planners in the Province of Quebec.

Nil LaPointe, 50, has been a self-employed financial services consultant from December 1999 to present. From May 1996 to September 1999, Mr. LaPointe was a broker with PFFL. Mr. LaPointe presently lives in Montreal, Quebec. He holds a B.A. in Agriculture from Laval University.

Andre Arnaud, 50, since July 1992 has been a supervisor with Industriotec, which is a company that designs, builds and installs plumbing and electrical devices. Previously, Mr. Arnaud was a trader with the Montreal Stock Exchange. Mr. Arnaud resides in Montreal, Quebec.

The Board of Directors of Millennium Capital Venture Holdings Inc. presently has no audit committee.

Family Relationships

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 31, 2003, with respect to the beneficial ownership of Millennium's common stock by each person known by Millennium to be the beneficial owner of more than 5% of the outstanding common stock, by each of Millennium's officers and directors, and by the officers and directors of Millennium as a group. As of such date, 6,850,000 shares were issued and outstanding. Information is also provided regarding beneficial ownership of common stock if all outstanding options, warrants, rights and conversion privileges (to which the applicable officers and directors have the right to exercise in the next 60 days) are exercised and additional shares of common stock are issued:
Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Bruno Desmarais 9348 Basile Routhier, Montreal Quebec H2M 1T8	5,000,000	73%

Common	Mario Drolet, President, Secretary/Treasurer and Member of the Board of Directors 228 Leduc Ste-Therese, Quebec J7E 2W5	2,000,000 (1)%

Common	Nil Lapoint, Member of the Board of Directors 725 Chemin des Cervides St Sauveur des Monts, Quebec	214,097(2)	3.1%

Common	Andre St. Arnaud, Member of the Board of Directors 1025 Monte Lapierre St. Antoine sur Richelieu, Quebec	209,980(3)	3.1%

Common shares held by directors and officer as a group		2,424,077	35.4%

(1) These shares represent 2,000,000 shares that Mr. Drolet has the option to purchase from Mr. Desmarais at $0.175 per share. A copy of the option agreement for these shares is filed with this Registration Statement.
(2) Includes 20,000 shares held in the name of Mr. LaPointe's minor daughter, Annie LaPointe and 20,000 shares held in the name of Mr. LaPointe's other minor daughter Marie Eve LaPointe.
(3) Includes 78.097 shares held in the name of Mr. St. Arnaud's minor son Christian St. Arnaud and 20,000 shares held in the name of Mr. St. Arnaud's other minor son, Sylvain St. Arnaud.

DESCRIPTION OF CAPITAL STOCK

The total number of shares of all classes of stock that Millennium is authorized to issue is 100,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock") and 20,000,000 shares of preferred stock, $0.0001 par value per share. Millennium had 6,850,000 shares of its Common Stock outstanding as of September 15, 2003.

Common Stock

All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholders' meetings may be called by the officers or directors or upon the request of holders of at least two-thirds (2/3) in amount of each class or series of the capital stock of Millennium entitled to vote at such meeting. Holders of shares are entitled to one vote at any shareholders' meeting for each share they own as of the record date fixed by the board of directors. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to Millennium's Articles of Incorporation and its Bylaws as well as to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of shares. The shares of Millennium do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In each event, the holders of the remaining shares aggregating less than fifty percent (50%) will not be able to elect directors.

Preferred Stock

Millennium is authorized to issue up to 20,000,000 shares of Preferred Stock. The Preferred Stock may be issued in such series and have such rights, preferences, and designation as determined by the Board of Directors of Millennium .

INTERESTS OF NAMED EXPERTS & COUNSEL

None of the experts or counsel named in the prospectus has an interest in Millennium that exceeds $50,000.00.

DESCRIPTION OF BUSINESS

General Description and Development of Business

Unless otherwise noted, all dollar references are in U.S. Dollars.

On June 2, 2000, Millennium Capital Venture Holdings Inc. was incorporated under the laws of the State of Delaware. On June 26, 2001, the sole shareholder of Millennium sold its shares to Bruno Desmarais, who thus became the sole shareholder, officer and director of Millennium. Mr. Desmarais commenced looking for an acquisition candidate for Millennium. In order to raise capital for Millennium's ongoing needs for accounting services, legal representation and auditing, Millennium conducted a private placement under Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Under such offering, Millennium sold 850,000 shares and realized total proceeds of $42,500 from such sales.

In May 2002, Millennium appointed 4 additional members to its Board of Directors, two of whom shortly thereafter resigned. In May 2002, Millennium entered into a share exchange agreement with The Guitron Corporation, whereby it was contemplated that Millennium would acquire all of the issued and outstanding shares of common stock of The Guitron Corporation. As part of such agreement, Millennium agreed to appoint two of The Guitron Corporation's Board of Directors to the Millennium Board of Directors. Such directors were Richard Duffy and Edward Santelli. In July 2002, the parties agreed to a cancellation of the share exchange agreement and Messrs Duffy and Santelli voluntarily resigned from Millennium's Board of Directors. (Check Item 6 of Form 8-K)

Millennium's principal executive office is currently located at 9348 Basile Routhier, Montreal, Quebec, Canada. H2M 1T8. The telephone number is 514-258-6441.

General Business Plan

Millennium was formed to seek, investigate and, if such investigation warranted, acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of an Exchange Act registered corporation.

Subsequent to the end of the period presented in this annual report, Millennium acquired all of the issued and outstanding shares of Mada Multimedia Inc., a Quebec corporation ("Mada"). Mada is in the business of designing, producing and marketing multimedia applications in the financial education sector. Mada also offers training courses and simulations in the stock trading sector. Mada is currently projecting it will achieve sales in Canada, the United States and Europe during the next twelve months. In connection with the acquisition, Millennium's largest shareholder, and its President and member of the Board of Directors, Mr. Bruno Desmarais, granted Mada's sole shareholder, Mario Drolet, an option to purchase 2,000,000 of the shares of Millennium owned by Mr. Desmarais for $350,000. Pursuant to the Share Purchase Agreement, Mr. Drolet may appoint two individuals to Millennium's Board of Directors. As of the date of this filing, Mr. Drolet has not made either of such appointments. Millennium purchased Mada for $1,000.

Millennium conducted a private placement of common stock during the first quarter of 2003 in which a total of $42,500 was raised from the sale of 850,000 shares. The funds from this offering were used for ongoing operations of Millennium.

Millennium's Business

Millennium's business operations are currently conducted through its wholly-owned subsidiary, Mada. Millennium was specifically formed for the purpose of acquiring and holding an operating company.

Mada's Business

  Business Development

Millennium Capital Venture Holdings Inc. operates through its wholly-owned subsidiary, Mada Multimedia Inc. ("Mada"). Mada predominantly operates in the multimedia industry, developing, producing, marketing and selling financial tools to general public. Millennium was incorporated under the laws of the State of Delaware on June 2, 2000. Mada was incorporated under the laws of the Province of Quebec on December 11, 1997

In 1996, Mada's president, Mr. Mario Drolet, designed and produced a pit trading simulator on derivative securities. From 1996 to 1999, Mr. Drolet used this simulator in many events throughout the Province of Quebec. This simulator was particularly used by the Montreal Stock Exchange on many occasions such as bond traders parties, commerce games, International Conferences on Options and Futures, the 125th anniversary of the Montreal Stock Exchange and within the Montreal Stock Exchange's visitor gallery. These presentations were done within a company that Mr. Drolet owned known as Mada Formation.

The experience of building this simulator and the knowledge acquired from the public's exposure to it, led Mr. Drolet to launch the basis of the simulator "Market Mania". In 1999, Mr. Mario Drolet, along with Mr. Pierre Provost, decided to build a program that would teach stock trading skills in an electronic format. During 1999, Mr. Drolet and Provost commenced design work on the product and completed an initial business plan for a product referred to as Market Mania.

Mr. Drolet did all the basic work regarding the conception of the educative part of the program and also designed all the simulation games. Mr. Drolet also used his contacts developed from 13 years in the financial markets to try to introduce the product to Mada's target market. Mr. Drolet's contacts include various companies and people in the brokerage industry, television, newspapers, government, the Quebec Securities Commission, the Canadian Securities Institute and certain educational institutes.

Mr. Provost did a significant amount of the work associated with the writing of the business plan and conducting research regarding the marketing of the product. Mr. Provost also acted as the project manager for the production of the CDROM. In 2002, Mr. Provost left Mada to launch his own import-export business.

Mada hired Mr. Romy Belanger as head of its sales and marketing throughout the Internet community. In 2001, Mada decided to change its strategy from selling the product on the Internet to a conventional distribution system. At that point, Mr. Belanger elected to leave Mada.

The project was presented to the Investissement Quebec (programme declic pme). As a result of this presentation, Mada received a loan of CDN $100,000 in December 2000. The loan proceeds were used to produce Market Mania CD-ROMs. Mada retained the services of various consultants and design firms to assist in certain aspects of the production of the product. The project was completed and ready for commercialization in September 2001.

The product was initially launched in January 2002 at the Salon de l'epargne. The initial business plan contemplated marketing and selling the product on the Internet.

During 2002, Mr. Drolet introduced the Market Mania product at securities courses that he taught throughout the Province of Quebec. As a result, a total of approximately 200 units of the product were sold. Such sales were done without demonstrating the product or showing a simulation.

Mada's plan for 2003 is to redevelop the product to run on the Windows© XP ad NT operating systems, to update the library with new simulation games and release the product in a conventional distribution system. Mada estimates that it will need $50,000 to accomplish these objectives. Such amount will pay for redevelopment so that product can run on Windows© XP ad NT operating systems, conversion of the library, updating the software, a $12,000 advertisement and product placement campaign in Le Journal de Montreal (which is a 2 million daily reader newspaper), $15,000 for packaging design and printing, $4,500 to create a working demonstration version of the product on Mada's website and $3,500 for Internet publicity.

Mada also plans on hiring one (1) or two (2) employees this year, subject to having available funds. One of such employees would be focused on Mada's sales and marketing efforts.

One of the reasons that Mr. Mada decided elected to develop this education product was that it believed it could acquire financing from the Provincial government of Quebec. Mada did in fact qualify for the program known as "Declic PME" and through that program obtained a loan from the CIBC Bank in the amount of $100,000.

Our business strategy is to develop Mada's business in three stages:

  The conception and production of a financial, multimedia, educational product (eg., "Market Mania")

  To develop and produce other products in a multimedia format for financial institutions

  Locate potential companies who operate in the sector of gaming or financial institutions to develop any applications

Mada is a Quebec company that operates in the region of Montreal. The City of Montreal has a reputation for the development of multimedia applications, which Mada believes gives it some benefits, including the availability of drawing on other multimedia companies' services and expertise. Mada also intends to qualify for government credits for research and development work by renting space within the city.

(b) Current Operations

Currently, Mada's operations consist of looking for financing partners or opportunities so that it can acquire the funding that is needed to finish some additional development work and commence sales and marketing activities. Upon achieving this funding, its operations will consist of research and development, business development and sales and marketing.

Since its inception on December 11, 1997, Mada has focused on training of stock-trading personnel. Moreover, through its President, Mario Drolet, MADA developed and taught several courses for the Canadian Securities Institute and the Association Cooperative de Traders et Investisseurs Financiers, such as

1. Courses on by-products (Canadian Securities Institute)

2. Initiation courses (Association of Independent Traders of Montreal)

3. Courses A1 and A3 (Montreal Stock-Exchange)

4. Private courses:

- "Become a Floor-Trader"(Montreal Stock Exchange)

- "Become a Day-Trader"

5. Courses: "Market Maker" (Association coopérative de traders et investisseurs financiers).

In the course of the year 2001, Mada developed a multimedia application for stock-trading simulations: "Passion boursière / Market Mania", an educational tool which Mada plans to commercialize during the year 2003.

Mada's mission has two sectors:

1) To develop the activities in the production of multimedia applications sector. One of Mada's priorities is the marketing of its educational game tool: "Passion boursière/Market Mania" Version 1 and the production of "Passion boursière/Market Mania" Version 2.

2) To consolidate its activities in the financial sector by developing multimedia applications for financial training (securities industry).

The following table illustrates the activities that must be undertaken by Mada to reach profitability. This is not meant to be a comprehensive or detailed table of all steps and all contingencies but as an general description of where Mada currently is at in its business development.

Activity	Time Necessary	Desired Result	Conditions	Financing Necessary
Update Cd-rom program; set-up internet demo and design packaging	One (1) month	Program will run on XP and NT operating systems; can demo the program on-line	None	$34,500
Commence initial sales	Four (4) months	Sell a total of 5,000 units	Successful advertisement and distribution in local stores; price of $19.99 per unit	$15,500
Wider distribution	Unknown	Enter into agreements with distributors in Canada, the U.S. and Europe	Success of initial sales	$70,000 (salary, travel and other expenses)

Mada believes that if it sells 5,000 units in the first four months that it will be able to attract distributors with the expertise and ability to give the product a wide distribution through Canada, the U.S. and Europe.

We are not aware of any license that is required to train registered broker-dealers or traders in Canada, the U.S. or Europe.

Description of Products And Services

"Passion boursière/Market Mania" is a product concept that, as far as Mada is aware, is not utilized in other educational games or programs. Conceived on CD-ROM support, it is used as an educational tool combining financial education and stock-trading simulations. The educational aspect introduces participants to the stock-trading mechanisms, the actors, certain determining events, and the various types of analyses, to then introduce the customer to trading by way of simulations. The participant is therefore called upon to trade securities on known stock-exchanges. Simulations are based on the reality of the world of electronic trading systems. This interactive multimedia tool allows the participants to learn about the wonderful and passionate world of stock-trading. During the game, the players will be able to trade products such as commodities, currencies and shares.

"Passion boursière / Market Mania" is a CD-ROM conceived for computers compatible with PCs. It combines video, sound, colour, animation and drawing. It introduces the participants to stock trading and has them live it, having a simulation which permits participants to become a true professional negotiator, with a portfolio of $500,000. The game allows the player to recreate the feverish atmosphere of an electronic negotiation system, and to participate actively in transactions. The CD-ROM contains 18 simulations of stock-trading games. Furthermore, the participants will be able, after the purchase of the CD-ROM, to download monthly a new simulation from our Internet Site.

MADA will also offer a 1-800 line in order to offer its clientele the best possible after-sales service. This service will be assumed by GPI Communications (our duplication/packaging and shipping sub-contractor).

Production

The production of a multimedia application can be broken-down into 4 phases, namely pre-production, production, post-production and duplication/packaging.

The pre-production phase is where the general parameters of the project are defined, namely, the contest sources and the principal characteristics of the project: the logic of the progress of the production, the visual aspect of the interface, the type of data to be integrated, etc. The result of this stage is in fact comparable to a guiding plan (blueprint) which leads to the creation of a prototype.

The Production phase is where the interactive program will be conceived, according to the prototype specifications. This phase includes 2 main stages, namely the preparation of data and the programming. During the preparation of data, all of the information has to be created: sound recording, composition of the text, video images and photos, creation of illustrations and computer generated animation and the conversion, digitalization and compression of the contents into a common format.

The post-production phase consists of organizing the video, the graphs, the text and the animation to create a presentation. The pictorial presentation is assembled, the soundtracks are added to the visuals and the interactive program is completely developed. At the end of this stage, we obtain the Beta 2 Version (the master copy).

The duplication and packaging phase is the last phase before the product is commercialized. From the master copies, we proceed with the duplication of video cassettes and CD-ROMs. Finally, this last phase also consists in planning the packaging of the product. It is to be noted that part of the work will be done by Mada Multimedia; however, the majority of the work connected with the production stage will be done by sub-contractors.

Mr. Drolet does not have formal experience in these four phases of production. However, Millennium and Mada believe that Mr. Drolet can surround himself with people that are capable in these phases by hiring subcontractors. Mr. Drolet and Mada have already established relationships with people or companies that can provide services to update CD-Rom program, bring Mada's website up and running, provide marketing and sales assistance and provide introductions to retail stores.

Upon securing the funding of $50,000 referred to in the table above, Mr. Drolet will devote 100% of his time to Millennium, Mada and Mada's operations. Approximately 20 % of his time will be spent in research and development to build the version 2 of Market Mania to be ready for late 2004.

Mada has completed all four (4) phases of production for the Market Mania product, except for some minor updating of CD-Rom program to run on Windows XP and NT operating systems. This update will take approximately one month to complete. Mada will also need to do some work in designing the packaging for the product, however this is not anticipated to cause any delays in releasing the product.

Future Products and Services

If the reception of "Passion boursière / Market Mania" is favourable, Mada plans to develop Version 2 of the game, during the year 2003. Mada will also offer its services as producer in order to develop multimedia applications in the financial training sector. These applications will be adapted to the needs of corporate customers. Mada Multimedia is presently developing an interactive questionnaire game for use by the Quebec Securities Commission.

Importance of the Sector

The last report on the interactive game industry published by CESAM estimates that the industrial world segment to be at $16 billion. The poles of development of the video game industry are situated mainly in the United States, in Japan and in certain countries of Western Europe. On the other hand, the American market is considered as the world's locomotive for this sector. 40% to 50% of the income of many American firms is derived from abroad and these firms consider these markets to be the most promising for future growth. The globalization of the entertainment software industry progresses as the international markets become more and more significant. We note that in 1998, in the United States, the interactive game industry directly employed 90,000 people and had an annual employment growth rate of 26%.

The industry therefore, appears to be moving very swiftly. According to the Interactive Digital Software Association (IDSA), the worldwide sales of video games and their platforms have passed from 181 million units in 1998 to 215 million in 1999, namely, a progress of 19%. In 2000, the units sold were calculated at 219 million. The value of these sales was estimated at $6.1 billion. The IDSA foresees that the value of these sales could, in the near future, reach $10 billion. This figure includes the retail sales of game consoles (Sega, PlayStation, Nintendo), their software packages, various accessories and portable games. We note that, in the United States, about 45 million homes own a game console.

The experts affirm that the worldwide sales for the sector of entertainment software packages will continue to grow steadily. As an example, IDG Games Media Group, a research firm, foresees that these sales could exceed $41 billion in 2002.

Segmentation of Key Products

There is a demand for a good many products on the current market of interactive video games. They are generally classified in three categories:

Games on the Internet which include video games supporting multi-players by way of the Internet obtained on CD-ROMs or by downloading complete games off the Internet (Internet version of family games, televised games and crossword puzzles). This market made $126 million in 1998. In the United States, the number of players on the Internet doubled in one year, and today reaches 3.7 million people.

Games on Consoles, which can be split into two categories: the consoles of 8 and 16 bits which represent 23.5 million players and those of 32 and 64 bits, which represent 21.4 million players. It is to be noted, that 44.9 million American families owned a console in 1998. This segment is, without a doubt, the most important of the industry, because 70% of games sold are for consoles and portables.

Games on Personal Computers (PC and Mac) represent 30% of the interactive game market. These types of games are rapidly growing because it is advantageous to the computerization of North American homes. About 50% of American homes own a personal computer and 72% of the users use their PC to play games.

There are also various types of video games on the market. The sales distribution of these games varies according to the platforms.

Games sold for PC platforms are divided as follows: games of strategy (21.8%), sports games (14.5%), simulation games (13.4%), adventure/character games (12.1%), action games (11.4%), "Family Entertainment" games (10.0%), games for children (8.7%), "Bundle" games (4.1%), arcade games (3.8%) and others (0.1%).

Games sold for consoles are divided up differently: action games (31%), racing games (17.1%), sports games (16.6%), combat games (11.2%), "Shooter" games (1.7%), simulation games (1.7%) and others (1%).

Segmentation of the key markets

There are two types of players who consume interactive video games: the intensive player type "Core Gamers" and the occasional player type "Casual Gamers", who represent a vast market, grouping together adults, families, children and young girls. Unlike "Core Gamers", "Casual Gamers" are not inclined to pay a considerable amount to enjoy themselves.

The clientele for video games is very segmented, in much the same way as game categories. The clientele comprised of children and pre-adolescents represents the most important group for educational products. Teenagers from 14 to 18 years represent the main group for consoles. Young adults from 19 to 30 years still appreciate consoles, while also being interested in computers. Finally, adults from 31 years and more prefer computer games. The majority of players on personal computers are therefore adults, whereas, the larger majority of console users (70%) are less than 20 years old.

Traditionally, games were conceived for a "male" public, however, we are recently witnessing the emergence of products made for the "female" public, who constituted, in 2000, 43% of the market, and this, as much as for children and teenagers, as for adults.

As for the geographical segmentation, the American market represented 41% of the copies of video games sold worldwide, Japan 27% and Europe 24%.

Profile of the Sector

The Quebec industry of multimedia is comprised of more than 275 companies (working directly in the multimedia sector) and employs about 3,500 people. On the other hand, it is estimated that 785 companies are connected in some way to multimedia, employing 7,000 people. The annual average growth of the industry's income is 25%. The video game software industry constitutes a young and particular segment of the general industry of multimedia, a segment of which the boundaries are in constant evolution. This is why it is very difficult to come up with the exact figures for the number of companies operating in the video game sector in Quebec and in Canada. Quebec alone counts nearly thirty companies whose revenues are derived strictly from computer games. Out of this number, less than a dozen develop games or educational software packages; the rest specialize in the development of "Middlewear", which facilitate the work of game designers. Finally, the size of the video game sector is estimated to be between 10% and 15% of the total of the multimedia industry. These companies are positioned on all the consequential chains of this industry, the development, up to marketing. We note also that, contrary to the whole of the multimedia industry, the video game sector is capable of generating durable property rights and of exporting almost the totality of its productions on exterior markets.

At the distribution level, marketing and traditional direct sales are very common methods of distributing multimedia products. Since 1995, the most spectacular change was the adoption of "on-line" marketing and distribution. In 1999, most of the multimedia firms used three main methods of distribution: marketing and traditional direct sales (66%), distribution in the retail market (27%) and "on-line" marketing and distribution (71%). Finally, at the retail level, multimedia products were sold through several point of sales. According to a study which analyzes the percentage of the total income resulting from each of the point of sales used by multimedia firms in Canada, the majority of firms made more than 50% of their revenues from distributors and wholesalers (57%), retail dealers of electronic supplies (22%), record dealers (9%) and other point of sales (85%), (9%) of which is by direct sales, (7%) by distributors of educational material, (5%) by on-line sales and (2%) by computer software stores.

Tendencies of the Sector

The demand for multimedia video games follows at present a profile of fast worldwide evolution. This progression should be maintained for some years still. The inspiration is connected to various factors, such as technological innovations (CD-ROMs, 64 bits consoles, 3D virtual imaging), the spread of computers, the explosion of titles, the rationalization of the distribution, the increase of the targeted public towards adult users, and the increase in the general interest for video games. Take, as an example, the results of the last surveys published in the 1999 annual report of Interactive Digital Software Association, where one learns that entertainment software represents the application which runs the most on personal computers (23.5%). Therefore, games surpass, in popularity, word-processing software (15.7%), e-mails (15.1%) and even browsers (10.3%). We also learn that for two years, video games aroused more interest than television, cinema and reading. Finally, according to a study done in 2000 by Peter D. Hart Research Associates, 60% of Americans over 6 years old play video games. This portion represents 145 million Americans.

Video games sales are also influenced by the commercialization of households. We can note a strong growth in the homes of North Americans, who either own or intend to purchase, a personal computer. According to the last studies published by CEFRIO, 42% of American households owned a computer in 1998, 37% in Quebec and 45% in Canada. By the year 2000, the experts foresee that 50% of North American homes will have one or several personal computers. Because most new computers are equipped with a CD-ROM drive, the interest for games on CD-ROM support can only increase. As the prices for CD-ROMs are on the decline, due in large part by the explosion of titles, more people are now able to purchase this kind of technology.

Finally, according to the market study reports of CESAM and the NAD Centre, the most promising markets for Quebec are those of games for PCs and MACs intended for the occasional players. The entertainment domain, which groups together the entertainment industry segment, is the domain which monopolizes at present the largest part of the new media market. Entertainment is the domain of application where one finds, for the moment, the best return for their investment.

Marketing Strategy

Mada expects to sell the Market Mania product through the conventional distribution system with the help of print advertisements with newspapers and also television advertisements. Mada will focus on the Quebec and Canadian markets and commence as follows:

- Launch Market Mania in the first month from obtaining $50,000 in financing, using advertisements and product placements in the Le Journal de Montreal.

- Distribute the Market Mania product to the larger stores through conventional distribution system and distributors that have indicated an interest in selling the product. At this time, no formal distribution agreements have been entered.

- To support the Market Mania product with advertisements in strategic newspapers and articles reviewing the product in financial newspapers. Mada has received verbal indication of support from financial newspapers, but it has no guarantees or strong assurances that such articles will be published.

In the United States and Europe, Mada intends to enter into agreements with local distributors for distribution of the Market Mania product. Mada's ability to attract the interest of distributors in the United States and Europe will be based on the track record and level of success of Market Mania in Canada. Therefore, Mada believes that it must be successful in Canada in order to enter into the U.S. and European markets.

Games: For the first eighteen months from launch, Mada Multimedia's objective is to sell approximately 2,00,000 units of its Market Mania product in Canada, the United States and Europe. Since Mada does not currently have any purchase orders or a track record of sales, there is no assurance that such units will be sold. In order to achieve this goal, Mada will have to be able to succeed on the following plan for distribution of the Market Mania product:

- In October, the Market Mania CD-Rom program will be update to run on Windows XP and NT operating systems and released immediately thereafter in Quebec.

- From November through January, Mada will continue to identify and work with potential distributors in Canada and the United States will selling the product commercially.

- Locate distributors in Europe, focusing mainly on England, by December.

Commence sales in England and the United States in the spring of 2004.

Corporate Contracts: Mada has an objective to pick-up on average 5 corporate contracts (financial industry: banks, brokerage firms, stock markets, associations, etc.) per year over the next 2 years. These contracts are estimated on average at $30,000 and we aim to develop multimedia applications for customers (Web Site, CD-ROM, Interactive terminal). For this sector of activity, sales targets are therefore $160,000 for 2003 and $160,000 for 2004. These sales will generate gross profits between 15% and 20% per mandate. As of now, we do not have any preliminary understandings or agreements with potential customers, only indications of interest in the product.

Targeted Markets

The market targeted for "Passion boursière / Market Mania" is comprised of three main segments: the general public, the educational sector and the institutions connected in some way to the finance environment. Our first market segment, the general public, consists generally of "Casual Gamers", who own a computer with a CD-ROM. The targeted customers are, for the most part, adults (30-65 years) who have an interest in the stock-trading and investment environments.

The second segment is the educational sector. Most secondary schools offer introductory courses in business and most colleges and universities have training programs in finance, economy or business in general. In Canada, the last report from the Council of Ministers of Education, counted 135 universities, 277 schools and 3,603 secondary schools. As for the United States, the Ministry of Education counted 35,269 secondary schools, 4,009 colleges and 2,385 universities. Management believes that the CD-ROM "Passion boursière / Market Mania" will interest pupils and professors, who will find in it an educational and entertaining complement to the theoretical courses. Management believes there will be such interest in the product because Market Mania combines two concepts: first, it is an educational tool and provides the mean for people to learn how to invest and protect capital invested in the stock market related; and second, it includes games in which the user can practice the strategies that are taught by the program. Mada has had preliminary discussions with UQAM (Université du Quebec à Montreal) to provide 93,000 units to high school students. Mada has also had initial discussions with the Ministere of Finance of Quebec to seek their interest in our product.

The last market segment consists of the group of stock traders and institutions connected to the financial sector in North America. Internet search engines include several lists of institutions connected to the finance sector. For example, Yahoo has identified more than 23 Canadian banks, 253 American banks and more than 39,996 consulting firms working in the finance sector in North America. Furthermore, the Stock Exchanges Worldwide Links count 5 Canadian stock exchanges and 12 American.

On the geographical plan, we have as an objective, to pierce, at first the Quebec and Canadian markets, before turning towards the American market. It should be noted that the East Coast states and California are priority markets for Mada Multimedia. Western Europe is also a market potentially attractive for "Passion boursière / Market Mania".

Description of our main competitors

Following an evaluation of the products of about thirty Quebec companies working in the multimedia video game sector, we noticed that not one among them produced simulation educational stock-trading games, such as "Passion boursière / Market Mania". On the other hand, we listed, on Yahoo!, about thirty stock-trading simulation games. Most of these listed were conceived by American firms and are on-line versions. Mada is of the opinion that none of these games provide the same combination of a practical learning tool for risk management of a portfolio of securities with an entertainment or gaming concept. Clearly, however, most companies that do offer a stock-trading simulation have far greater resources than Mada that enhances such companies' abilities to penetrate markets, secure advertising, attract distributors and retailers and further develop their products. This gives such companies a distinct and significant advantage over Mada's product.

Strategy for the Establishment of Price

Mada Multimedia will opt for a price strategy of "market penetration". This strategy aims to appropriate market share by offering products at prices which are slightly under the average market prices. According to a small inquiry which we made with distributors and retailers, the retail price for a video game on PC support (CD-ROM) varies between $50.00 and $75.00 per unit (for a novelty). "Passion boursière / Market Mania" Version 1 will be sold in a box in its CD-ROM version for $20.00 Canadian, or $14.00 US plus shipping and handling. However, Version 2 will be sold for $40.00 Canadian or $26.00 US plus shipping and handling.

Currently, Mada's on-line demonstration program is not available on its website. Therefore, part of the funds of $50,000 targeted for updating the program includes putting a demonstration unit on Mada's website. Buyers of the CD-Rom program will be given a serial number that will enable them to download a new simulation game every month from the website. It is hoped that this additional feature will enhance the value of the product.

Promotion Strategy

Mada Multimedia will use four (4) several promotional tools to make known "Passion boursière / Market Mania" to its targeted clientele.

1. Internet : Our e-marketing strategy will rest on three major elements: Mada's Web Site, the advertising investment for the Internet and our targeted clientele's requests by e-mail.

- Mada Multimedia's Web Site: The development and preservation of a visibility on the Internet is without a doubt a priority in our marketing strategy. The development of a Web Site will allow Mada to promote its products and services, while offering its clientele relevant information which is constantly updated by our personnel. We produced the construction of our Web Site (to optimize), where one finds various types of information: description of Mada, products and services, personnel and contacts, free downloadable demos, list of relevant links to the financial sector, multimedia and video games. We shall also see to the installation of an e-trade link (application of the I-WEB Group) to allow our clientele to order and purchase "on-line" "Passion Boursière / Market Mania". Finally, Mada will endeavor to list its Web Site on the main search engines or on the reference sites. This method will allow us to increase our Site's visibility.

- Investment and Advertising Agreements on the Web: Mada Multimedia will purchase advertising space on the Web Sites, which are frequented by our targeted clientele. We shall grant priority to certain search engines and to the relevant portals. Mada Multimedia will also target reference sites in the business and finance sectors, such as Webfin. Mada Multimedia has concluded an agreement with the a firm who specializes in the placement of investment advertising on the Internet, in order to establish an alliance which will allow us to promote our products on the large virtual canvas (Canada, the United States and Europe). Mada will also proceed with the exchange of tiles (links) with the Web Sites of various organizations working in the financial and stock-trading sectors: the main stock market sites worldwide, brokerage firms, banks and consulting firms.

- Direct Solicitation on the Internet : Mada Multimedia also intends to seek its targeted clientele for its product "Passion Boursière/Market Mania", by e-mail (prospecting letters and advertising documents). Mada intends to develop a list of targeted clientele through presentations, meetings with brokers and holding seminars. Also lists of potential clients can be bought from marketing agencies.

In conclusion, we wish to underline that 74% of Canadian multimedia producers promote their products through the Internet. This is explained by the strong penetration of the Internet on the Canadian market, as much for personal, as for commercial ends. According to the last report of Internet Planner 2000 by the firm AC Nielsen, in October, 1999, 49% of Canadians 12 years and over, were on-line.

2. Promotion by Shareware: In order to increase the visibility of the game, Mada Multimedia would be interested in distributing for free, or for a very low price, and as a CD-ROM, a partial version (a demo) of "Passion boursière/Market Mania". This strategy would allow the players to try the game and to order the complete boxed version afterwards.

3. Promotion and Electronic Media: Mada Multimedia is presently negotiating with the producers of a financial news radio show on channel CJMS730 in Montreal for the right to promote "Passion boursière / Market Mania" during its broadcast.

4. Fairs and Events: Mada Multimedia also intends to participate in several trade fairs connected to the financial sector or to that of video games. We shall target events in Canada (Quebec, Ontario and British Columbia) and in the United States (the East Coast states and California), which will interest our clientele and cover our targeted markets. Participation in these events will allow us to present "Passion boursière / Market Mania", to wrap-up business connections, to study the market advantageously, to learn more about our competitors and their products, and, naturally, to realize sales.

Patents

Millennium owns no patents and no Internet domain names. Mada owns the domain name www.market-mania.net.

Employees

Millennium has no full-time or part-time employees. Mr. Drolet, the sole officer of Millennium, currently provides a portion of his time to the activities of Millennium and Mada without compensation. Upon Millenium obtaining additional financing of $50,000, Mr. Drolet will commit all of his time to Millenium and Mada. Mada expects to hire two (2) additional employees during the next 12-month period, which will be financed from sales of units.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

At present Millennium has a small amount of revenue from the operations of its wholly owned subsidiary, Mada. It is imperative that working capital be acquired for Millennium and Mada, as Millennium presently does not have sufficient funds to continue operations.

GENERAL

During the fiscal year ended 2002, Millennium did not have any operations as it was looking for an acquisition candidate. At present, Millennium earns minimal income from the operations of its subsidiary, Mada. Other than the acquisition of Mada and one stock issuance to meet Millennium's ongoing overhead, Millennium was not conducting business until recently. Management is presently raising working capital for Millennium, as Millennium will not have sufficient funds to continue operations. Capital from equity issues or borrowings will be required to fund future expansion of Millennium's business. Therefore, the audited financial statements for the fiscal years ended December 31, 2002 and 2001 included with this Registration Statement, are not necessarily indicative of Millennium's future operations. All dollar references in this section and in our financial statements are in U.S. dollars.

PLAN OF OPERATION

Certain information in this Prospectus, including the following discussion, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Millennium intends the disclosure in these sections and throughout this Prospectus to be covered by the safe harbor provisions for forward-looking statements. All statements regarding Millennium's expected financial position and operating results, its business strategy, its financing plans, and the outcome of any contingencies are forward-looking statements. These statements can sometimes by identified by Millennium's use of words such as "may", "believe", "plan", "anticipate", "estimate", "expect", "intend", and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

Millennium's current cash and liquid resources are insufficient to meet the operating obligations of Millennium or to launch Mada's educational products. Millennium believes that it will need $500,000 to meet its operating expenses for the next twelve months, which includes the expenses of launching Mada's products, as described above under "DESCRIPTION OF BUSINESS". Of this amount, $50,000 will be spent on the following items during the first four (4) months of operations: (a) $5,000 to update the library to allow the program to run on Windows XP and NT operating systems; (b) $10,000 in salary to Mr. Drolet; (c) $4,500 to set up the demonstration of Market Mani on Mada's website; (d) $15,000 for new packaging and flyers; (e) $12,000 for advertisement and article in the Journal de Montreal; and (f) $3,500 for internet publicity.

The remaining balance of $450,000 will be used for general operating expenses during the next twelve month period, as follows: (a) $20,000 for salaries; (b) $40,000 for various outstanding bills and trade payables, (c) $20,000 for rent, (d) $200,000 to burn 450,000 CD's, (e) $20,000 for printing and packaging the CD's (f) $10,000 for telephone and other office overhead, (g) $3,000 for entertainment, (h) $7,000 for insurance, (i) $25,000 for computer hardware and (j) $55,000 for contingencies and marketing.

If these funds are not raised, it is believe that Mada's launch will not be successful and operations may have to cease until the required funding is met.

Mada currently does not engage in day to day operations, as it is waiting on the required funding before it can go any further with it business plan. Mada's President, Mr. Mario Drolet, essentially is attempting to maintain the contacts he previously made regarding Mada's product so that upon achieving the funding that it is looking for, Mada will be able to use such contacts to further its business.

SUMMARY PRO FORMA FINANCIAL DATA

The following information is based on Millenniums pro forma consolidated financial statements as of December 31, 2002 and historical financial statements as of December 31, 2001

Statement of Operations Data & statement of Operation for period from 2001:
	Fiscal Year ended December 31, 2002 Pro forma	Fiscal Year ended December 31, 2001
Net Sales	$31,609	$-
Loss from operations	($112,226)	($120,894)
Net Income (loss)	($112,256)	($120,924)
Net Income (loss) per common share	($0.02)	($0.02)
Weighted average common shares outstanding	5,728,767	5,728,767

 Balance Sheet Data & Balance Sheet as of December 31, 2001:
	December 31, 2002 Proforma	December 31, 2001
Cash and cash equivalents	$ -	$-
Accounts receivable	$4,435	$-
Loan receivables	$27,198	$-
Other assets	$ 183	$-
Software	$33,485	$-
Total assets	$ 65,301	$-
Total stockholders' equity	$ (20,984)	($20,984)

RESULTS OF OPERATIONS

Revenues

Millennium earned no revenues for the fiscal year ended December 31, 2002, nor any revenues during the same period from the previous year.

Expenses

During the fiscal year ended December 31, 2002 we incurred operating expenses of $120,894 while we had no operating expenses during the fiscal year ended December 31, 2001. The following table provides a breakdown of operating expenses by category.

General Operating Expenses
	FISCAL YEAR ENDED DECEMBER 31, 2002	FISCAL YEAR ENDED DECEMBER 31, 2001
Legal and accounting	34,439	-
Consultancy fees	71,909	-
Administrative fees	14,546	-
TOTAL	120,894	-

 LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2002 we had cash of $0 and a working capital deficit of $20,984, compared to a working capital deficit of $60 at December 2001. Funds used in operations for the fiscal year 2002 were $7,073, compared to funds provided from operations of $0 for the fiscal year 2001. Since inception, we have financed operations primarily through shareholder loans and accounts payable.

We anticipate that we will be required to raise additional funds to finance our current plan of growth and existing operations of Mada through the next twelve months. See "PLAN OF OPERATION", above. Our principal source of capital has been equity financing from investors. Meeting our future financing requirements is dependent on access to equity and debt capital markets. We may not be able to raise additional equity when required or on favorable terms that are not dilutive to existing shareholders or obtain loans that have terms and conditions that Millennium can perform under.

FINANCING ACTIVITIES

In January 2003, Millennium conducted a private placement of its securities under Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933. From this private placement, Millennium raised $42,500 from the sale of 850,000 shares of its common stock, par value $0.001. During the first quarter of fiscal year 2003, Millennium used $11,558 of these funds to pay for administrative expenses , $3,691 for consultancy fees and $794 for accounting, auditing and legal fees.

Since becoming Millennium's major shareholder in June 2001, Mr. Bruno Desmarais has loaned an aggregate of $7,010 to Millennium, which is carried on Millennium's financial statements as a shareholder's loan. This loan has been made without the execution of any loan agreement or other document and currently has no repayment terms or terms rgarding accrual of interest. This loan is also unsecured.

DESCRIPTION OF PROPERTY

Principal Plants and Other Property

Millennium's real estate holdings are limited to office space located at 9348 Basile Routhier, Montreal, Quebec, Canada. Millennium is provided office space by one of its officers and directors, Mr. Bruno Desmarais. Presently there is no charge to Millennium and no written agreement for this office space, which serves as Millennium's administrative headquarters and consists of approximately 1,000 square feet. Mada's offices are located at this same office.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 2, 2000, Millennium issued to 5,000,000 shares of its common stock to DotCom Internet Ventures Ltd. in exchange for services rendered to Millennium valued at $500. Mr. Tay, who at that time was the president and sole director of Millennium, was the sole director and controlling shareholder of DotCom Internet Ventures Ltd. Due to such relationships, DotCom Internet Ventures and Mr. Tay are regarded as founders of Millennium. The services rendered to Millennium by DotCom Internet Ventures consisted of the incorporation, organization and formation of Millennium.

Since becoming Millennium's major shareholder in June 2001, Mr. Bruno Desmarais has loaned an aggregate of $7,010 to Millennium, which is carried on Millennium's financial statements as a shareholder's loan. This loan has been made without the execution of any loan agreement or other document and currently has no repayment terms or terms rgarding accrual of interest. This loan is also unsecured.

On April 22, 2003, Millennium's President and sole member of the Board of Directors, Mr. Bruno Desmarais, loaned to Millennium $1,000 to close the acquisition of Mada Multimedia. This amount is included in the loan description in the immediately preceding paragraph.

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Millennium's common stock is not now traded, but upon effectiveness of this Registration Statement and clearance of any comments issued by the Securities and Exchange Commission regarding this Registration Statement, Millennium shall apply for quotation on the NASD Over-the Counter Bulletin Board quotation service.

Millennium's common stock will be subject to the SEC's rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities. The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver standardized risk disclosure documents prepared by the SEC that provide information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.

Millennium, as of the date of the filing of this Registration Statement, the only outstanding options or warrants to purchase or other securities convertible into common equity of Millennium is an option to Millennium's current President, Mr. Drolet, to purchase up to 2,000,000 shares of Millennium's common stock for 2,000,000. These options are fully vested and expire on March 3, 2006.

Stockholders

As of the date of this filing, Millennium had 46 shareholders of record of its common stock. A total of 1,000,000 shares could be sold pursuant to Rule 144 under the Securities Act of 1933 subject to certain volume and manner of sale requirements set forth in Rule 144. Rule 144 provides an exemption from the registration requirements found in Section 5 of the Securities Act of 1933. Rule 144 allows for the sale of restricted stock if it has been held for at least one year, is sold by a registered broker-dealer in a market transaction and as long as such sale, along with all other sales made by such stockholder during the preceeding 90 days does not exceed 1% of the issuing company's total issued and outstanding shares.

Dividends

No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. Millennium does not anticipate or intend upon paying dividends for the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth information for the individuals who served as the CEO of Millennium during any portion of the last 3 fiscal years. No disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus for the last completed fiscal year did not exceed $100,000. Accordingly, no other executive officers of Millennium are included in the table. Millennium currently does not have an employment agreement with Mr. Drolet.

Annual Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensa-tion Stock	Restricted Stock Award ($)	Securities Underlying Options/SARs (#)	LTIP	Other
William Tay, President and Director	2000	$0	0	0	0	0	0	0
Bruno Desmarais, President and Director	2001	$0	0	0	0	0	0	0
Bruno Desmarais, President and Director	2002	$0	0	0	0	0	0	0

Other Compensation

None; no stock appreciation rights or warrants exist.

Compensation of Directors

Millennium did not pay any compensation services to directors during the fiscal year ended December 31, 2002. Millennium presently has no plans to compensate its directors.

Termination of Employment and Change of Control Arrangements

None.

Key Employees Incentive Stock Option Plan

None.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

Our Certificate of Incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Section 145 of the Delaware General Corporation Law, as amended, (the "DGCL") permits us to indemnify our officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. The DGCL also permits us to provide indemnification with respect to any criminal act or proceeding, where our officers, directors or employees had no reasonable cause to believe their conduct was unlawful.

We will not indemnify our directors and officers (a) for any breach of loyalty to us or our stockholders; (b) if a director or officer does not act in good faith; (c) for acts involving intentional misconduct; (d) for acts or omissions falling under Section 174 of the DGCL; or (e) for any transaction for which the director or officer derives an improper benefit. We will indemnify our directors and officers for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses is subject to the approval of a review process with a reviewer to be determined by the Board. The rights of our directors and officers will not exclude any rights to indemnification otherwise available under law or under our Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issue has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

The audited financial statements of Millennium Capital Venture Holdings Inc. for the fiscal year ended December 31, 2002, have been included in this prospectus in reliance on the report of Grant Thornton, LLC, independent certified public accountants, given on the authority of Grant Thornton as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Millennium has agreed to pay all expenses associated with the preparation and filing of this Registration Statement, including registration fees, transfer agent's fees, printing and legal and accounting fees which are listed below. The selling shareholders shall be responsible for any commissions or selling fees incurred in connection with the sale of the securities registered under this Registration Statement.
Legal fees	$25,000.00
Accounting fees	$ 5,000.00
Printing fees	$ 1,000.00
Transfer Agent's fees	$ 1,000.00
Registration fees	$ 63.00

LEGAL OPINION

W. Scott Lawler, U.S. securities counsel, will issue an opinion about the legality of the shares of common stock being registered in this Registration Statement.

PART F/S

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.

INDEPENDENT AUDITOR'S REPORT and

AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2002 and 2001

And

Pro Forma Financial Statements

as at

December 31, 2002

Independent Auditors' Report

To the Shareholders of
Millennium Capital Venture Holdings Inc.
(A Development Stage Company)

We have audited the balance sheets of Millennium Capital Holdings Inc. (A Development Stage Company) as at December 31, 2002 and the statements of operations and shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on my audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the results of its operations, shareholder's equity and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As outlined in Note 1 to the consolidated financial statements, the Company has no established source of revenue and has not commenced any commercial operations. This raises substantial doubt that its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements as at December 31, 2001 and for the year then ended were audited by other auditors, who expressed an opinion without reservation on the statements in their report dated January 30, 2002.

Calgary, Canada April 12, 2003	/s/ Grant Thornton LLP Chartered Accountants

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.
(A Development Stage Company)
BALANCE SHEET

ASSETS	December 31, 2002	December 31, 2001
Current assets
Cash	$--	$--

Total Current Assets	--	--

Total assets	$--	$--

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank	63	--
Accounts payable	13,821	--
Shareholder's loan	7,010	--
Accrued income taxes	90	60

Total current liabilities	20,984	60

Total liabilities	$20,984	$60

Stockholders' deficit
Preferred Stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding.	--	--
Common Stock, $0.0001 par value, 100,000,000 shares authorized, 6,000,000 issued and outstanding	600	500
Paid in Capital	99,900	-
Accumulated Deficit	(121,484)	(560)

Total stockholders' deficit	(20,984)	(60)

Total liabilities and stockholders' deficit	$--	$--

  The accompanying notes are an integral part of the unaudited financial statements.

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	Year to December 31, 2002	Year to December 31, 2001	June 2, 2000 (Inception) to December 31, 2002

Income	$--	$--	$--

Expenses

Legal and accounting	34,439	--	34,439
Consultancy fees	71,909	--	71,909
Organization expenses	--	--	500
Administrative expenses	14,546	--	14,546

Total Expenses	120,894	--	121,394

Provision for income taxes	30	30	90

Net Loss	$(120,924)	$(30)	$(121,484)

Net Income (Loss) per Common Share	$(0.021)	$(0.0001)	$(0.023)

Weighted Average Number of Common Shares Used in Calculation	5,728,767	5,000,000	5,282,378

The accompanying notes are an integral part of the financial statements.

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
	Year to December 31, 2002	Year to December 31, 2001	June 2, 2000 (Inception) to December 31, 2002
Cash from operating activities:
Net (loss) from continuing operations	$(120,924)	$(30)	$(121,484)
Issue of common stock for service	100,000	--	100,500
Accrued franchise tax	30	30	90
Changes in operating assets and liabilities:
Accounts payable	13,821	--	13,821
Net cash flows from operating activities	(7,073)	--	(7,073)

Cash from investing activities:	--	--	--

Cash from financing activities:
Shareholder's loan	7,010	--	7,010
Bank Overdraft	(63)	--	(63)
	6,947
Net change in cash and cash equivalents	-	--	-
Cash at beginning of period	--	--	--
Cash at end of period	$-	$--	$-

 The accompanying notes are an integral part of the financial statements.

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY
Year Ended December 31, 2002
	Preferred Stock		Common Stock			Total
	Shares	Amount	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders Equity
At June 2, 2000	--	--	5,000,000	$ 500	-	--	$ 500
					-
Net loss for the year 2000	--	--	--	--	0	$ (530)	$ (530)
Balance, December 31, 2000	--	--	5,000,000	$ 500	=	$ (530)	$ (30)
					0
Net loss for the year 2001	--	--	--	--	99,900	$ (30)	$ (30)

Balance, December 31, 2001	--	--	5,000,000	$ 500	0	$ (560)	$ (60)

Issue of stock for services	--	--	1,000,000	$ 100,000	-	--	$ 100,000

Net loss for the year 2002	--	--	--	--		$ (120,924)	$ (120,924)

Balance, December 31, 2002	--	--	6,000,000	$ 100,500	99,900	$ (121,484)	$ (20,984)

The accompanying notes are an integral part of the financial statements.

MILLENNIUM CAPITAL VENTURE HOLDINGS INC.
(A Development Stage Company)

Notes to Financial Statements

Year to December 31, 2002

Note 1 - Summary of Significant Accounting Policies

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

In this regard, management is proposing to raise any necessary additional funds not provided by operations through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties

Development Stage Company

MILLENNIUM CAPITAL VENTURES HOLDINGS, INC. has been in the development stage since its formation on June 2, 2000. Planned principal operations have not commenced since then and the company has not generated any revenue.

Financial Statement Presentation

This summary of significant accounting policies of MILLENNIUM CAPITAL VENTURES HOLDINGS, INC is presented to assist in understanding of the Company financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles and have been consistently applied in the preparation of the financial statements, which are stated in the U.S. Dollars.

Organization and Business Operations

MILLENNIUM CAPITAL VENTURES HOLDINGS, INC. (the "Company") was incorporated in the State of Delaware on June 2, 2000 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. As of December 31, 2002, the Company had not commenced any formal business operations. Therefore, all the activities to date relate to the Company's organization. The Company's fiscal year end is December 31.

The Company's ability to commence operations is contingent upon its ability to identify a prospective target business and raise the capital it will require through the issuance of equity securities, debt securities, bank borrowings or a combination thereof.

Note 1 - Summary of Significant Accounting Policies - Continued

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting the statement of cash flows, cash and cash equivalents include highly liquid investments with maturity of three months or less at the time of purchase.

(Loss) Per Share

(Loss) per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Fully diluted earnings per share are not presented because they are anti-dilutive.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the fact that the Company did not have any material operations for the period from June 2, 2000 (inception) through December 31, 2001.

Note 2. Stockholders' Equity

A. Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock at $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by theBoard of Directors. The Company did not issue any shares of its preferred stock as of September 30, 2002.

B. Common Stock

The Company is authorized to issue 100,000,000 shares of common stock at $0.0001 par value and the Company issued 5,000,000 shares of its common stock to DotCom Internet Ventures Ltd one June 2, 2000, pursuant to Rule 506 for an aggregate consideration of $ 500 in services. These shares were subsequently transferred on June 26, 2001 to Mr. Desmarais. Additionally, the company issued 1,000,000 shares on April 9, 2002 valued at $0.10 each, with a total value of $100,000 in settlement of consultancy and administrative services.

C. Warrant and Options

There are no warrants or options outstanding to issue any additional shares of common stock.

Note 3. Subsequent events

On March 24, 2003, the Company acquired all of the issued and outstanding shares of Mada Multimedia Inc., a private Quebec corporation that specializes in the conception, production and marketing of multimedia application in the financial education sector. The outstanding shares of Mada Multimedia were acquired from its founder and sole shareholder, Mr. Mario Drolet. Millennium paid $1,000 US for the shares of Mada Multimedia due to the fact that Mada Multimedia has historically operated at a deficit. However, Millennium believes that the company has valuable assets and a promising business plan that will result in the company reaching profitability in the next one to two fiscal years. Millennium's President and largest shareholder, Mr. Bruno Desmarais, provided Millennium with a loan for the purposes of acquiring the shares of Mada Multimedia.

Millennium Capital Venture Holdings, Inc. Pro-Forma Consolidated Balance Sheet Unaudited - See Compilation Report December 31, 2002
	Millennium Capital Venture Holdings, Inc.	Mada Multimedia Inc.	Pro-forma Adjustments	Total

Assets
Current
Receivables	$--	$4,435	$--	$4,435
Loan receivables	--	27,198	--	27,198

	--	31,633	--	31,633

Investment	--	--	1,000

Capital assets	--	183	--	183
Software	--	--	33,485	33,485

	$--	$31,816	$33,485	$65,301

Liabilities
Current
Bank indebtedness	$63	$7,721	$--	$7,784
Payables and accruals	13,821	10,398	--	24,219
Due to shareholder	7,010	--	1,000	8,010
Income taxes payable	90	--	--	90
Current portion of long-term debt	--	$46,182	$--	46,182

	20,984	64,301	1,000	86,285

Shareholders' Deficiency
Capital stock	100,500	65	(65)	100,500
Deficit	(121,484)	(32,550)	32,550	(121,484)

	(20,984)	(32,485)	32,485	(20,984)

	$--	$31,816	$33,485	$65,301

See accompanying notes to the pro-forma consolidated financial statements

Millennium Capital Venture Holdings, Inc. Pro-Forma Consolidated Statement of Operations Unaudited - See Compilation Report Year Ended December 31, 2002
	Millennium Capital Venture Holdings, Inc.	Mada Multimedia Inc.		Pro-forma Adjustments	Total

Revenue
Sales	$--	$31,609		$--	$31,609

Expenses
Consulting fees	71,909	--		--	71,909
Interest - current	--	1,339		--	1,339
Long-term	--	3,469		--	3,469
Other general and administration	14,546	968		--	15,514
Professional fees	34,439	1,910		--	36,349
Sub-contract	--	15,255			15,255

	120,894	22,941			143,835

(Loss) earnings before income taxes	(120,894)	8,668			(112,226)

Income Taxes	30	--			30

Net (loss) earnings	$(120,924)	$(8,668)	$		$(112,256)

Loss per share (Note 3)					$(0.02)

See accompanying notes to the pro-forma consolidated financial statements

Millennium Capital Venture Holdings, Inc.
Notes to the Pro-forma Consolidated Financial Statements
Unaudited - See Compilation Report
December 31, 2002

1.Basis of presentation

Pro-forma consolidated statements have been prepared for Millennium Capital Venture Holdings, Inc. ("Millennium") to reflect the acquisition of Mada Multimedia Inc.

Effective March 24, 2003, the Company entered into an share purchase agreement to acquire all of the issued and outstanding common shares of Mada Multimedia Inc. for consideration of $1,000, subject to regulatory approval. The pro-forma balance sheet gives effect to the transaction outlined in Note 2(a) as if it had occurred on December 31, 2002, while the statement of operations gives effect to this transaction as it had occurred on January 1, 2002.

2. Pro-forma Transaction and assumptions

a) The proposed above amalgamation is to be accounted for using the purchase method. Net assets acquired are as follows:

Working capital	$ 13,514
Purchase price allocated to software	33,485
Capital assets	183
Long-term debt	(46,182)
Cash consideration paid	1000

b) The accounting policies used in the preparation of the pro-forma statements are in accordance with those disclosed in Millennium's audited financial statements for the year ended December 31, 2002

c) These pro-forma financial statements do not include an estimate of costs to be incurred on the proposed transactions.

3. Per common share information

The pro-forma earnings per common share have been calculated using the weighted average common shares of Millennium at December 31, 2002. The pro-forma weighted average shares outstanding for the period ended December 31, 2002 is 5,728,767.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 31, 2003, the Board of Directors of Millennium dismissed Mr. Stan J.H. Lee, CPA, as Millennium's independent auditors. Mr. Lee audited Millennium's financial statements for Millennium's two most recent fiscal years ended December 31, 2001.

The report of Mr. Lee accompanying the audit for Millennium's two most recent fiscal years ended December 31, 2001 was not qualified or modified as to audit scope or accounting principles. Such report however did contain an adverse going concern opinion regarding Millennium's operations.

During our two most recent fiscal years ended December 31, 2001, there were no disagreements between Millennium and Mr. Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; and no reportable events as such term is defined by paragraph (a)(1) (iv) of Item 304 or Regulation S-B promulgated by the Securities and Exchange Commission ("Regulation S-B") and no matters identified by Mr. Lee involving our internal control structure or operations which was considered to be a material weakness.

On March 31, 2003, the Board of Directors of Millennium appointed Grant Thornton LLP as Millennium's new independent accountants. During its two most recent fiscal years ended December 31, 2001, Millennium did not consult with Grant Thornton regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did Millennium consult with Grant Thornton with respect to any accounting disagreement or any reportable event as such term is defined by paragraph (a) (1) (iv) of Item 304 of Regulation S-B.

[OUTSIDE BACK COVER OF PROSPECTUS]
TABLE OF CONTENTS
PROSPECTUS SUMMARY	5
ABOUT MILLENNIUM CAPITAL VENTURE HOLDINGS INC.	6
THE OFFERING	6
RISK FACTORS	7
WHERE YOU CAN FIND MORE INFORMATION	9
FORWARD LOOKING STATEMENTS	9
SALES OF SECURITIES BY SELLING SHAREHOLDERS	9
DETERMINATION OF OFFERING PRICE	10
SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION	10
LEGAL PROCEEDINGS	13
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
DESCRIPTION OF CAPITAL STOCK	15
INTERESTS OF NAMED EXPERTS & COUNSEL	15
DESCRIPTION OF BUSINESS	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.	26
DESCRIPTION OF PROPERTY	29
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	29
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	29
EXECUTIVE COMPENSATION	30
LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION	31
EXPERTS	31
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	31
LEGAL OPINION	32
FINANCIAL STATEMENTS	F1 - F12
INDEMNIFICATION OF DIRECTORS AND OFFICERS	34
RECENT SALES OF UNREGISTERED SECURITIES	34
EXHIBITS AND REPORTS ON FORM 8-K	36
UNDERTAKINGS	36
SIGNATURES	38

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The information required by this Item is incorporation by reference to "LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION" in the Prospectus herein.

RECENT SALES OF UNREGISTERED SECURITIES

Since Millennium's date of inception on June 2, 2000, Millennium has sold securities which were not registered under the Securities Act of 1933, as follows:

NUMBER OF DATE NAME SHARES CONSIDERATION

Date Name Shares Consideration

June 2, 2000 DotCom Internet Ventures Ltd. (1) 5,000,000 $500.00

Mr. Tay, the president and sole director of Millennium as at June 2, 2000 was the sole director and controlling shareholder of DotCom Internet Ventures Ltd. The shares issued to DotCom Internet Ventures Ltd. were in return for services provided to Millennium by DotCom Internet Ventures Ltd., in lieu of cash. Such services were valued at $500 and consisted of incorporation and organization of the corporation. With respect to the stock issued to DotCom Internet Ventures Ltd., Millennium relied upon Section 4(2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder. No shares of this offering were offered to any other person or entity. The manner of the solicitation was done internally due to the fact that at that time Mr. Tay was the controlling person of both Millennium and DotCom Internet Ventures Ltd. All information pertaining to Millennium was available to DotCom Internet Ventures Ltd. due to the positions held by Mr. Tay. On June 26, 2001, DotCom Internet Ventures Ltd. sold its 5,000,000 shares to Mr. Bruno Desmarais, the present officer and director of Millennium. No underwriting discounts, commissions, finder's fees or other expenses were paid in connection with this sale of stock.

In April 2002, Millennium issued 1,000,000 shares of its common stock to eight (8) consultants that provided actual services to Millennium, which were valued at $0.10 per share. The consultants and the services that they provided are identified as follows:

Marie Josée Bellefeuille provided almost 500 hours of secretarial work for Millennium. Ms. Bellefeuille's duties included reviewing, correcting, and composing all material and correspondence sent by Mr. Desmarais and to follow up with all reports. Ms. Bellefeuille billed her time at $15.00 per hour and thus here services were valued at $7,283.40. Each share was valued at $0.10 per share or 72,834 shares.

Benoit Beaudin provided marketing, packaging and distribution on Mada's software and as provided advice as to how to market, build and distribute the software and provided significant contacts. Mr. Beaudin's services were bill at $250 per hour, resulting in the issuance of 135,649 shares at $0.10 per share.

Christian St -Arnault assisted the company in the logistics relating to moving into new headquarters, he as arranged for manual labor, such as painting, plastering, installation of fixture, floor, and plumbing. Mr. St-Arnault also provided $2,500 worth of raw materials. Mr. St. Arnault's services were billed at $45 per hour for a total value of $5,809.70 and resulted in the issuance of 58,097 shares.

André St. Arnaud acted as consultant for Millennium with regards to public markets and marketing strategies. Mr. St-Arnault also provided contacts with U.S. and Canadian brokers. Mr. St. Arnault's services were billed at $75 per hour for a total of $9,600, result in the issuance of 96,000 shares.

Nil Lapointe acted as a consultant for Millennium developing different aspects of marketing, computer technology, design, production, strategy and sales. Mr. Lapionte's services were billed at $175 per hour for a total of $14,998, resulting in the issuance of 149,980 shares.

Normand Vidal worked as a consultant and programmer for Mada, helping to build, design, modernize and test the software. Mr. Vital's services were billed at $125 per hour for a total of $18,740, resulting in the issuance of 187,440 shares.

Mr. W. Scott Lawler provided legal services related to U.S. securities law valued at $15,000 at $175 per hour resulting in the issuance of 150,000 shares.

Mr. Richard St-Julien provided various consulting services and legal services related to Canadian law valued at $15,000 resulting in the issuance of 150,000 shares.

The shares were issued pursuant to exemptions provided by Section 4(2) of the Securities Act and Regulations D and S promulgated by the Securities and Exchange Commission thereunder. There were a total of eight (8) individuals that were offered shares under this offering. All offerees had close business and/or personal relationships with Millennium or its prior President, Mr. Bruno Desmarais. Each offeree was provided access to Millennium's financial statements and any other information that they deemed relevant or necessary in making their respective decision to accept shares of common stock in exchange for services. Each offeree was deemed to have the financial or business experience necessary to evaluate the risks of their investment in Millennium. Two (2) of the offerees, Mr. Andre St. Arnaud and Mr. LaPointe, became members of Millennium's Board of Directors almost immediately following the issuance of these shares. Two (2) of the offerees, Mr. St. Julien and Mr. Lawler, are legal counsel for Millennium. No commissions or finders fees were paid by Millennium in connection with the sale of these shares.

Since becoming Millennium's major shareholder in June 2001, Mr. Bruno Desmarais has loaned an aggregate of $7,010 to Millennium, which is carried on Millennium's financial statements as a shareholder's loan. This loan has been made without the execution of any loan agreement or other document and currently has no repayment terms or terms rgarding accrual of interest. This loan is also unsecured.

In January 2003, in order to raise capital for Millennium's ongoing needs for accounting services, legal representation and auditing, Millennium conducted a private placement of its securities. Under such offering, Millennium sold 850,000 shares of common stock and realized total proceeds of $42,500 from such sales. The shares were sold to family members, business associates, close friends of Millennium's officers and directors. The shares were issued pursuant to exemptions provided by Section 4(2) of the Securities Act and Regulations D and S promulgated by the Securities and Exchange Commission thereunder. No commissions or finders fees were paid by Millennium in connection with the sale of these shares.

EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits:
3.1	Certificate of Incorporation	Filed as an exhibit to Millennium's registration statement on Form 10-SB filed on September 5, 2000, and incorporated herein by reference.
3.2	Bylaws	Filed as an exhibit to Millennium's registration statement on Form 10-SB filed on September 5, 2000, and incorporated herein by reference.
3.3	Specimen Stock Certificate	Filed as an exhibit to Millennium's registration statement on Form 10-SB filed on September 5, 2000, and incorporated herein by reference.
5	Legality Opinion	Filed herewith.
10.1	Agreement with DotCom Internet Ventures Ltd.	Filed as an exhibit to Millennium's registration statement on Form 10-SB filed on September 5, 2000, and incorporated herein by reference.
10.2	Shareholder Agreement with DotCom Internet Ventures Ltd.	Filed as an exhibit to Millennium's registration statement on Form 10-SB filed on September 5, 2000, and incorporated herein by reference.

10.3	Share Purchase Agreement between Millennium, Bruno Desmarais, Mada Multimedia Inc. and Mario Drolet.	Filed as an exhibit to Millennium's Form 10-KSB on April 15, 2003
10.4	Agreement with Quebec Securities Commission	Filed herewith.
10.5	Loan Agreement with CIBC	Filed herewith.
23.1	Consent of Grant Thornton LLP	Filed herewith.
23.2	Consent of W. Scott Lawler, Esq.	Included in Exhibit 5 filed herewith.

(b) The following reports on Form 8-K were filed during the last fiscal quarter prior to the date of this Registration Statement.

None.

UNDERTAKINGS

Millennium undertakes that it shall:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant ot the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Millennium in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Millennium will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the provisions of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Montreal, Province of Quebec on September 19, 2003.

MILLENNIUM CAPITAL VENTURE HOLDNIGS INC.
Dated: September 19, 2003	By: /s/ Mario Drolet Name: Mario Drolet Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in their respective capacities with Millennium Capital Venture Holdings Inc. and on the dates indicated.
Signature	Title	Date
/s/ Mario Drolet Mario Drolet	President, Principal Accounting Officer and Principal Financial Officer and Member of the Board of Directors (Principal Executive Officer)	September 19, 2003
/s/ Nil LaPointe Nil LaPointe	Member of the Board of Directors	September 19, 2003
/s/ Andre St. Arnaud Andre St. Arnaud	Member of the Board of Directors	September 19, 2003